CODE OF ETHICS OF
                            FIRST OMAHA FUNDS, INC.


     WHEREAS, the reputation and integrity of First Omaha Funds, Inc. and its Portfolios (the "Fund") are dependent upon maintenance of the highest possible standards in its public and private relationships; and

     WHEREAS, it is incumbent upon all directors, officers, and other affiliated persons to avoid any activities which might be in conflict with their primary responsibility toward the Fund and its shareholders and it is a fundamental standard that they should not take inappropriate advantage of their positions;

     WHEREAS, an "access person" is defined as any officer, director or advisory person of the Fund; or any officer, director or advisory person of the Adviser (as hereinafter defined) who, as to the Fund, makes any recommendation, participates in the determination of which recommendation shall be made, or whose principal function and duties relate to determination of which recommendation shall be made to the Fund; or who, in connection with his or her duties, obtains information concerning securities recommendations being made by the Adviser to the Fund; and "advisory person" is defined as any employee of the Fund or the Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

     NOW, THEREFORE, BE IT RESOLVED, the Board of Directors hereby adopts the following Code of Ethics:

     (a) No officer, director, employee, or affiliated person of the Fund shall engage in any activities for material personal gain or profit which such person knows could be detrimental to the interests of the Fund and its shareholders.

     (b) No officer, director, or employee of or principal underwriter for the Fund or any affiliated person of First National Bank of Omaha ("Adviser") or Sunstone Financial Group, Inc. ("Distributor") (collectively, the "Management Companies"), in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by the Fund shall:

          (1)  Employ any device, scheme, or artifice to defraud the Fund;

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          (2)  Make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

          (3) Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or

          (4)  Engage in any manipulative practice with respect to the Fund.

     (c) No advisory person shall acquire any securities in an initial public offering.

     (d) All advisory persons shall receive prior approval from the Code Officer hereinafter identified before acquiring securities in a private placement. Approval will take into account, among other factors, whether the investment opportunity should be reserved for the Fund and it's shareholders, and whether the opportunity is being offered to an individual by virtue of his or her position with the Fund.

          (1) An advisory person who has been authorized to acquire securities in a private placement shall disclose the investment to the Code Officer if such advisory person knows that the Fund is considering an investment in the issue. In such circumstances, the Fund's decision to purchase securities of the issuer shall be subject to an independent review by personnel with no personal interest in the issue.

     (e) No access person shall knowingly execute a securities transaction during a day when the Fund has a pending buy or sell order in the same security until that order is executed or withdrawn.

     (f) No advisory person shall receive any gift or other item of more than de minimis value from any person or entity that does business with or on behalf of the fund.

     (g) No advisory person shall serve on the board of directors of a publicly traded company without first receiving prior authorization

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          based upon
          a determination that the board service would be consistent with the interest of the Fund shareholders.

     (h) All advisory persons shall preclear any personal securities transac-tions with the Code Officer. Approval will take into account, among other factors, whether the Fund has traded or will trade such security within seven (7) calendar days before or after such transaction, whether such transaction represents a short-term (60 days or less) transaction and whether the transaction in any way might constitute the breach of any duty of the Fund or the Adviser. After preclearance has been granted all advisory persons shall supply the Fund with duplicate copies of confirmations on all personal securities transactions. Preclearance shall not absolve any person of any obligation under any other provision hereof.

     (i) (1) All access persons shall supply to the Code Officer within 10 days after the end of each calendar quarter, statements for all personal securities accounts, including the following information concerning each of their securities transactions during such calendar quarter:

               (i) The date of the transaction, the title, and the number of shares and the principal amount of each security involved;

               (ii) The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

               (iii)The price at which the transaction was effected; and

               (iv) The name of the broker, dealer, or bank with or through whom the transaction was effected.

          (2)  However, no person shall be required to make a report:

               (i) With respect to transactions effected for an account over which such person does not have any direct or indirect influence or control;

               (ii) Where such person is a "noninterested" director within the meaning of Section 2(a)(19) of

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                    the Investment Company Act of
                    1940 (the "Act"), and would be required to make such a report solely by reason of being a director of the Fund except where he knew, or, in the ordinary course of fulfilling his official duties as a director of the Fund, should have known that during the 15-day period immediately preceding or after the date of the transaction in a security by him such security was or is purchased or sold by the Fund or such purchase or sale by the Fund was or is considered by the Fund or the Adviser.

               (iii)Where a report made to an investment adviser would
                    duplicate information reported pursuant to Rules under the Investment Advisers Act of 1940; or

               (iv) If the transactions involve securities issued by the
                    Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, and shares of registered open-end investment companies.

     (j) The Board of Directors may impose penalties for violation of this Code of Ethics commensurate with the gravity of the violation; and such penalties may range from a written reprimand to fines denial of salary increases, job demotions, transfers, or termination.

     (k) Each investment adviser and principal underwriter for the Fund shall adopt a comparable code of ethics and shall certify to the Fund at least annually the existence thereof and compliance therewith.

     BE IT FURTHER RESOLVED, that an Officer appointed annually by the Adviser and approved by the Directors of the Fund (the "Code Officer"), or his designee, be, and hereby is, appointed and directed as the officer in charge of:

     (1) Identifying the access persons who are under a duty to make quarterly reports and to inform them of such duty and identifying affiliates of the Fund and the Adviser and informing them of their obligations under paragraphs (a) and (b) hereof, it being understood the Code Officer shall have no obligation to identify employees of the Distributor who are required to file reports or to review such reports;

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     (2)  Furnishing a copy of the Code of Ethics to all such persons at least
          20 days prior to its effective date and annually thereafter;

     (3) Preclearance of personal securities transactions as and when required by the Code of Ethics;

     (4) Reviewing all advisory persons' personal investment transactions after preclearance has been granted, receiving and reviewing duplicate confirmations and quarterly statements required by the Code of Ethics and reporting to the Board of Directors any securities transactions or activities which appear to violate the Code;

     (5) Receiving certification annually from each access person that such person has read and understands the Code of Ethics, is subject thereto, has complied with the requirements of the Code and has disclosed or reported all personal securities transactions required by the Code of Ethics to be disclosed or reported. In the event such officer is also an access person, his or her reports will be reviewed by the President of the Fund;

     (6) Preparing an annual report to the Board of Directors that summarizes the procedures concerning personal investing and any changes made to those procedures, identifies any violations requiring remedial action, and identifies any recommended changes due to industry practices or developments in applicable laws or regulations made during the year; and

     (7) Maintaining records in conformance to the requirements set forth in Rule 17j-1 under the Act, including a list of Access Persons such as Appendix A.

     Adopted by the Board of Directors of FIRST OMAHA FUNDS, INC., on August 27, 1996.

     Comparable Codes of Ethics have been adopted by the Management Companies as follows:

     (1)  By the Adviser on.
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     (2)  By the Distributor on.
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FIRST OMAHA FUNDS, INC.
PROCEDURES FOR
CODE OF ETHICS


1.   DISCLOSURE OF PERSONAL HOLDINGS

All advisory persons shall disclose to the Code Officer all personal security holdings upon commencement of employment.

2.   PRECLEARANCE

All advisory persons are required to preclear all personal securities investments with the Code Officer. To obtain preclearance, the following information shall be provided:

     A.   The type of transaction (i.e. purchase, sale or acquisition).
     B.   The proposed date of the transaction.
     C.   The description of the security and amount of the transaction.
     D. The name of the broker/dealer or bank with which the transaction is proposed.

3.   RECORDS OF SECURITY TRANSACTIONS

     A. All advisory persons are required to direct their brokers to supply the Code Officer duplicate copies of confirmations of all personal security transactions.

     B. All advisory persons and certain other access persons, as required by the Code of Ethics, must furnish to the Code Officer quarterly statements, for all securities accounts, within 10 days of the end of each calendar quarter, detailing the following:
          1.   The type of transaction (i.e. purchase, sale or acquisition).
          2.   The date of the transaction.
          3.   The description and the number of shares or units.
          4.   The price and principal amount.
          5. The name of the broker/dealer or bank with whom the transaction was effected.

4.   CERTIFICATION OF COMPLIANCE WITH THE CODE OF ETHICS

Advisory persons and other access persons are required to certify annually the following:

     A. That they have disclosed all personal security holdings (advisory persons only).

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     B.   That they have read and understand the Code of Ethics and recognize that they are subject to it.
     C.   That they have complied with all the requirements of the Code.
     D. That they have disclosed or reported all personal securities transactions required by the Code of Ethics to be disclosed or reported.

5.   POST-TRADE MONITORING

     The Code Officer will monitor all personal security transactions in the following manner:

     A. Review for trading before and after the Fund trades the same securities.
     B. Review for short-term trading profits in the same securities as the Fund within 60 calendar days.
     C. Review for all other investment restrictions set forth in the Code of Ethics.

6.   RECORD MAINTENANCE

     The Fund, through the Code Officer, will review quarterly and maintain or cause the Fund Secretary to maintain, the following records:

     A.   All personal securities transactions reports for five years.
     B. A list of all access persons, the Code of Ethics and related procedures which shall be kept in the Fund's Minute Book.
     C.   The Code Officer is responsible for updating the access persons list.

7.   REVIEW BY THE BOARD OF DIRECTORS

     The Board of Directors of Fund is responsible for:

     A.   Annual review and approval of the Code of Ethics.
     B. Annual review and approval of a report by the Code Officer that summarizes the procedures for maintaining the Code, identifies any violations and recommends any changes in existing restrictions or procedures.
     C. Annual review of a certification by each investment adviser and principal underwriter of the Fund of adoption of, and compliance with, a comparable code of ethics.

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                          APPENDIX A - ACCESS PERSONS
                          ---------------------------



The names and titles of "access persons" subject to this Code of Ethics as of ___________ ______________ were:

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